SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934
Date of Report (Date of earliest event reported): April 1, 2009

ProAssurance Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-16533	63-1261433
(State of Incorporation)	(Commission File No.)	(IRS Employer I.D. No.)

100 Brookwood Place, Birmingham, Alabama	35209
(Address of Principal Executive Office )	(Zip code)

Registrant’s telephone number, including area code: (205) 877-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-(c) under the Exchange Act (17CFR 240.13e-(c))

Item 2.01                           Completion of Acquisition or Disposition of Assets

On April 1, 2009 we issued a news release reporting that we have closed the transaction that brings the Podiatry Insurance Company of America (PICA) into ProAssurance as a standalone subsidiary based in Nashville. Under the terms of the agreement, a total of $120 million is being paid to current and certain former policyholders in accordance with the approved plan of demutualization. Another $15 million in premium credits will go to eligible renewing PICA policyholders for three years beginning in 2010. Those due a share of the proceeds from the transaction will receive a check in mid-April. Further, the agreement calls for Dr. Brant to be nominated to a seat on ProAssurance’s Board of Directors; that nomination will be voted on by ProAssurance shareholders at their annual meeting in May, 2009.

PICA is the nation’s leading provider of professional liability to doctors of podiatric medicine, insuring approximately 9,800 podiatric physicians in 47 states and the District of Columbia. PICA insures other health care professionals and provides E&O insurance for a small, but growing, number of independent insurance agents through its subsidiary PACO. PICA wrote approximately $96 million in direct premium in 2008, has $284 million in total assets and has maintained an A. M. Best rating of “A-” (Excellent) for the past 13 years.

Item 9.01                           Financial Statements and Exhibits

99.1	News Release reporting that we have closed the transaction that brings the Podiatry Insurance Company of America (PICA) into ProAssurance as a standalone subsidiary based in Nashville.

SIGNATURE

Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 1, 2009

PROASSURANCE CORPORATION

By: /s/ Frank B. O’Neil
Frank B. O’Neil
Senior Vice President